Exhibit 99.1

INVESTOR CONTACT	MEDIA CONTACT
Scott Wylie	Anna Del Rosario
Vice President – Investor Relations	Director – Corporate Communications
Altera Corporation	Altera Corporation
(408) 544-6996	(408) 544-6397
swylie@altera.com	anna.delrosario@altera.com

ALTERA RECEIVES ADDITIONAL NASDAQ NOTICE

San Jose, Calif., August 17, 2006—Altera Corporation (NASDAQ:ALTR) today announced that, as expected, it has received an additional NASDAQ Staff Determination notice indicating that the company is not in compliance with NASDAQ Marketplace Rule 4310(c)(14) because it has not timely filed its Quarterly Report on Form 10-Q for the period ended June 30, 2006. This notice is routinely issued to all NASDAQ-listed companies when required periodic filings have not been made with the SEC on a timely basis.

As previously announced, a NASDAQ Listing Qualifications Panel has granted Altera’s request for continued listing of its securities on the NASDAQ Global Market, subject to certain conditions, including the following: (1) filing of the company’s Form 10-Q for the period ended March 31, 2006, as well as any necessary restatements, on or before September 14, 2006; (2) filing of the company’s Form 10-Q for the period ended June 30, 2006 on or before September 28, 2006; and (3) submission of additional information regarding the company’s internal review of its historical stock option practices and related accounting. There can be no assurance that Altera will remain listed on NASDAQ unless and until the company can achieve full compliance with all requirements of the NASDAQ Global Market.

About Altera

Altera’s programmable solutions enable system and semiconductor companies to rapidly and cost-effectively innovate, differentiate, and win in their markets. Find out more at http://www.altera.com.

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Altera, The Programmable Solutions Company, the stylized Altera logo, specific device designations and all other words that are identified as trademarks and/or service marks are, unless noted otherwise, the trademarks and service marks of Altera Corporation in the U.S. and other countries.